English summary of the Lease Agreement, dated September 17, 2009, by and between the Israeli Land Authority (the "Landlord"), as landlord, and Enzymotec Ltd. (the "Company"), as tenant (the "Original Lease") and the Addendum to the Original Lease dated August 14, 2013 (the "Addendum").

The Original Lease

•	Premises Covered by the Original Lease: Under the Original Lease, approximately 10,000 square meters (or 107,600 square feet) of land, located in the Jezreel Valley Regional Council, Israel, is leased to the Company (the "Premises").

•	Permitted Use of Original Lease Premises: Industrial and manufacturing.

•	Payment: Company shall pay the Premises rental fees at their present value upfront for the full duration of the Original Lease.[1] Any amounts previously paid by the Company shall be counted towards this payment.

•	Terms of Original Lease: The term of the Original Lease is deemed retroactively to have commenced on May 9, 2007, the date of the transaction approval, and terminates on May 8, 2056. The Company was granted an option to extend the term of the Original Lease for an additional period of 49 years from the date of termination of the Original Lease.

•	Termination: The Landlord is entitled to terminate the Original Lease in the event that the Company has not completed the construction of the facilities, on a scale of no less than 4,000 square meters on the Premises by the first anniversary of the signing of the Original Lease, being September 17, 2010. The Company completed the building facilities by said date and therefore the Landlord's termination option was cancelled.

•	Modifications to the Premises: The Company may build facilities with a square meterage equal to up to 70% of the Premises' square meterage in up to four stories above ground level (the "Built Area"). Of the Built Area, 50% may be designated as the main activity area and the remaining 20% as ancillary services area. In addition the Company may build underground parking under the Built Area without any meter age limitation.

The Addendum

Under the terms of the Addendum, the following terms in the Original Lease have been amended:

•	Premises Covered by the Addendum: Under the Addendum, approximately 20,000 square meters (or 215,278 square feet) of land, including the Premises and an additional 10,000 square meters (or 107,600 square feet) of land (the "Extension"), located in the Jezreel Valley Regional Council, Israel, is leased to the Company (the "Amended Premises").

1 The Lease amount due has not been stipulated in the Lease Agreement, the full lease amount, for the Lease Agreement and the Addendum to the Lease Agreement appear in the Addendum of the Lease Agreement.

•	Permitted Use of the Amended Premises: A plant for dietary supplements.

•	Payment: Company shall pay the Amended Premises rental fees upfront for the full duration of the Original Lease, at their present value, being NIS 778,426.40. Any amounts previously paid by the Company shall be counted towards this payment.

•	Terms of Extension: The term of the Addendum is deemed retroactively to have commenced on May 9, 2007, the same date as the Original Lease and for the same duration, terminating on May 8, 2056 with the same option to extend the term of the lease on the Extension for an additional period of 49 years.

•	Termination: The Landlord is entitled to terminate the Addendum in the event that the Company has not completed the construction of the facilities on the Extension, on a scale of no less than 6,000 square meters within 36 months of the signing date of the Addendum, being August 14, 2017.

•	Modifications to the Amended Premises: The permitted modifications to the Premises under the Original Lease shall apply to the Amended Premises, in a manner that entitles the Company to build facilities with a square meterage equal to 70% of the Amended Premises' square meterage in up to four stories above ground level (the “Amended Built Area”). Of the Amended Built Area, 50% may be designated as the main activity area and the remaining 20% as ancillary services area. In addition, the Company may build underground parking under the Amended Built Area without any meterage limitation.

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